Exhibit 99.1

MISTRAS Announces Second Quarter and First Half 2022 Results

Top-line Growth of 2.8% for the first six months of 2022, with Aerospace & Defense revenue up 28.4%
Quarterly interest expense reduction of $1.0 million or 32.9%
Ongoing deleveraging, with $8.1 million of quarterly debt repayments, and total debt reduced to $200.4 million
New Growth Initiatives - OneSuite™ (Data Solutions), Sensoria™ (Wind) and Private Space capabilities remain on a strong growth trajectory

PRINCETON JUNCTION, N.J., August 3, 2022 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its second quarter and six months ended June 30, 2022.

Highlights of the Second Quarter 2022*
•Revenue of $179.0 million, up 0.8%, up 3.2% excluding the impact of unfavorable foreign currency exchange**
•SG&A expenses of $40.7 million, up 2.4% but down 3.2% sequentially
•Net income of $4.6 million or $0.15 per diluted share
•Adjusted EBITDA of $18.3 million
•Operating cash flow of $13.2 million and free cash flow of $9.3 million

Highlights of the First Half 2022
•Revenue of $340.7 million, up 2.8%, up 4.6% excluding the impact of unfavorable foreign currency exchange**
•Income from operations of $4.9 million
•Interest expense of $4.1 million, down 36.3%
•Gross debt of $200.4 million and Net debt of $181.8 million

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.
** We calculate foreign currency exchange impact by converting our current period financial results in local currency using the prior period exchange rates and comparing this amount to the current period financial results in local currency using the current period exchange rate.

For the second quarter of 2022, consolidated revenue was $179.0 million, a 0.8% nominal increase, but up 3.2% excluding the impact of unfavorable foreign currency exchange. Second quarter revenue was impacted by project delays in the Company’s oil & gas business, as customers continue to defer projects, associated with high refinery utilization rates due to strong consumer demand. Projects that normally occur in the second quarter are now anticipated to be performed in the third and fourth quarters. This is evident in our Services segment which we expect to approach 2019 revenue levels in the third quarter, driven by the completion of turnarounds and other projects previously scheduled for the first and second quarters of the year.

Second quarter 2022 consolidated gross profit was down slightly compared to the prior year period, with a gross profit margin decline of 120 basis points. This decline was primarily due to higher healthcare costs, the lag in price increases in response to inflationary cost increases and the end of Canadian wage subsidies that were available during the COVID-19 pandemic and are no longer being provided. These adverse factors more than offset the positive impact of a favorable sales mix. The Company anticipates improved gross margin in the second half of 2022, due to increased volumes, a favorable sales mix and reducing the impact of inflationary pressures on gross margin.

Selling, general and administrative expenses in the second quarter of 2022 were $40.7 million, up from $39.7 million in the second quarter of 2021, primarily due to the reversal of remaining COVID-19 temporary cost reductions in August of 2021, which were initially implemented in 2020. However, selling, general and administrative expenses were down 3.2% sequentially from the first quarter of 2022 and remain below second quarter 2019 pre-pandemic levels.

For the second quarter of 2022, the Company reported net income of $4.6 million or $0.15 per diluted share.

Chief Executive Officer Dennis Bertolotti commented, “This was our eighth consecutive quarter of revenue growth despite delays in the timing of some oil & gas projects and unfavorable foreign exchange translation. Most of these delays are expected to shift revenue that had been anticipated to be earned in the second quarter, into the third and fourth quarters, effectively reversing our historically seasonal second and third quarter performance and, ultimately, having little effect on our full year expectations.”

“We continue to see strengthening market conditions in the Aerospace and Defense industry which continued in the second quarter, as our revenue in this end market was the highest it has been since the onset of the pandemic. We are seeing significant increases in the commercial aerospace sector which we anticipate will continue to gain momentum through the remainder of the year. The expansion and installation of new equipment and capabilities at our Georgia Aerospace facility is nearly complete, wherein we are expanding our service offerings that help alleviate our customers’ bottlenecks that have arisen during the pandemic and continue to exist in the aerospace supply chains. We are also optimistic for the continuing prospects of the growing private space sector. Additionally, I am very pleased to have Hon. Jay M. Cohen engaged with MISTRAS as an Advanced Technical Solutions Consultant. Retired Rear Admiral Cohen brings an exceptional reputation and over four decades of expertise in science and technology research, and his knowledge and network of industry contacts will enable us to further expand into a robust naval and defense infrastructure sector.”

“We continue to see expansion in our growth initiatives as Onstream, our inline inspection business within the midstream sector, reported its highest ever revenue quarter. We expect to continue to see this trend continuing into the second half of 2022, due to increased production levels and the corresponding transportation and distribution activity, due to high crude oil prices. Our data solutions businesses, including PCMS and New Century Software, also had strong quarters as well. The adoption of OneSuite continues to increase, with over 90 integrated applications having been installed at nearly 40 different customers. This continues to prove to us, and our customers, the versatility and capabilities of OneSuite as it is currently operating at over 150 sites with close to 900 individual subscriptions. OneSuite revenue remains on track to double this year.”

Mr. Bertolotti concluded, “I am looking forward to the second half of 2022, during which the third quarter could be one of our strongest Services segment revenue quarters ever, due in part to the continued rapid growth of our digital solutions service offerings including OneSuite, and the continued recovery and growth of our other end markets as we continue to meet and exceed customer needs. Inflation remains an ongoing challenge, but we are making progress as we actively engage with our customers, and they begin to acknowledge the inevitable cost of an inflationary environment. Our continued focus on improving cost leverage and recovery in markets with higher than corporate average margins has positioned us to have robust consolidated profitability for the remainder of the year. With our recently announced new credit facility, we will enjoy the flexibility to increase our investment in both organic growth initiatives and more closely evaluate acquisitions that meet our strategic objectives. I am very excited about our prospects for growth in both our existing and new markets in 2022 and beyond.”

Performance by certain Segments:

Services segment second quarter revenue was $149.5 million, up 3.1% from $145.0 million in the prior year quarter. Revenues continue to reflect recovery in the Energy markets. For the second quarter, gross profit was $43.0 million, compared to $43.8 million in the prior year. Gross profit margin was 28.7% for the second quarter of 2022, compared to 30.2% in the second quarter of 2021. This decrease of 150 basis points was due primarily to higher healthcare costs in the US and the end of Canadian wage subsidies that were available during the COVID-19 pandemic and are no longer being provided, partially offset by favorable sales mix.

International segment second quarter revenues were $29.6 million, down 7.3% from $32.0 million in the prior year quarter but up 3.7% in local currencies before translation, which represents organic growth, due to increased opportunities in a recovering aerospace market, increased nuclear business, and large projects in the Energy markets. International segment second quarter gross profit margin was 31.9%, compared to 30.1% in the prior year, a 180-basis point improvement attributable to favorable sales mix.

Cash Flow and Balance Sheet
The Company’s net cash from operating activities was $7.8 million for the first six months of 2022, compared to $18.1 million in the prior year. Free cash flow was $0.7 million for the first six months of 2022, compared to $7.3 million in the prior year. For the second quarter of 2022, free cash flow was $9.3 million compared to $8.5 million in the prior year period, an increase of 9.4%.

The Company’s net debt (total debt less cash and cash equivalents) was $181.8 million as of June 30, 2022, compared to $178.5 million as of December 31, 2021. Gross debt decreased by $8.4 million during the quarter ended June 30, 2022, from $208.8 million as of March 31, 2022, to $200.4 million as of June 30, 2022.

Outlook
The Company reaffirms its previously announced outlook for the full year 2022, that being revenue between $695 and $715 million, Adjusted EBITDA between $65 and $69 million and free cash flow between $27 and $30 million. While the second quarter 2022 results were below the Company’s expectations, it is confident in the level of work expected for the second half of 2022, given strong energy markets, improving commercial aerospace demand, robust industrial manufacturing and a rapidly developing Data Solutions offering.

Conference Call
In connection with this release MISTRAS will hold a conference call on August 4, 2022, at 10:00 a.m. (Eastern).
To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com.

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BI61289ae154d54459b1036db29c908b0d. Upon registering, a dial-in number and unique PIN will be provided to join the conference call.

Following the conference call, an archived webcast of the call will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2021 Annual Report on Form 10-K dated March 14, 2022, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents and the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measurement to GAAP are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from operations (GAAP) to Income (Loss) before special items (non-GAAP), “Net Income (Loss) (GAAP)" to "Net Income (Loss) Excluding Special Items (non-GAAP)”, and “Diluted EPS (GAAP)” to “Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amount to a GAAP measurement.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$18,609	$24,110
Accounts receivable, net	129,572	109,511
Inventories	12,967	12,686
Prepaid expenses and other current assets	11,768	15,031
Total current assets	172,916	161,338
Property, plant and equipment, net	80,585	86,578
Intangible assets, net	54,278	59,381
Goodwill	203,106	205,439
Deferred income taxes	1,232	2,174
Other assets	43,425	47,285
Total assets	$555,542	$562,195
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$17,328	$12,870
Accrued expenses and other current liabilities	84,835	83,863
Current portion of long-term debt	21,227	20,162
Current portion of finance lease obligations	3,844	3,765
Income taxes payable	148	755
Total current liabilities	127,382	121,415
Long-term debt, net of current portion	179,162	182,403
Obligations under finance leases, net of current portion	9,444	9,752
Deferred income taxes	8,566	8,385
Other long-term liabilities	36,727	39,328
Total liabilities	361,281	361,283
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,807,038 and 29,546,263 shares issued and outstanding	297	295
Additional paid-in capital	240,697	238,687
Accumulated deficit	(18,708)	(17,988)
Accumulated other comprehensive loss	(28,287)	(20,311)
Total Mistras Group, Inc. stockholders’ equity	193,999	200,683
Non-controlling interests	262	229
Total equity	194,261	200,912
Total liabilities and equity	$555,542	$562,195

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenue	$179,031	$177,677	$340,693	$331,412
Cost of revenue	119,980	116,787	235,738	225,030
Depreciation	5,493	5,554	11,505	11,045
Gross profit	53,558	55,336	93,450	95,337
Selling, general and administrative expenses	40,676	39,719	82,712	79,358
Bad debt provision for troubled customers, net of recoveries	289	—	289	—
Legal settlement and insurance recoveries, net	(153)	—	(994)	1,030
Research and engineering	522	620	1,073	1,347
Depreciation and amortization	2,635	3,078	5,430	6,152
Acquisition-related expense, net	13	545	63	822
Income from operations	9,576	11,374	4,877	6,628
Interest expense	2,117	3,155	4,055	6,368
Income before provision (benefit) for income taxes	7,459	8,219	822	260
Provision (benefit) for income taxes	2,793	2,274	1,509	(326)
Net Income (Loss)	4,666	5,945	(687)	586
Less: net income attributable to noncontrolling interests, net of taxes	23	8	33	11
Net Income (Loss) attributable to Mistras Group, Inc.	$4,643	$5,937	$(720)	$575

Earnings (loss) per common share:
Basic	$0.15	$0.20	$(0.02)	$0.02
Diluted	$0.15	$0.20	$(0.02)	$0.02
Weighted-average common shares outstanding:
Basic	29,957	29,602	29,840	29,514
Diluted	30,233	30,136	29,840	30,039

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Services	$149,528	$144,977	$282,474	$269,275
International	29,610	31,951	57,748	59,599
Products and Systems	2,652	3,203	5,588	6,191
Corporate and eliminations	(2,759)	(2,454)	(5,117)	(3,653)
	$179,031	$177,677	$340,693	$331,412

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Gross profit
Services	$42,954	$43,761	$73,479	$74,837
International	9,440	9,615	17,630	17,240
Products and Systems	1,157	1,952	2,325	3,233
Corporate and eliminations	7	8	16	27
	$53,558	$55,336	$93,450	$95,337

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended June 30, 2022	Services	International	Products	Corp/Elim	Total
Oil & Gas	$93,098	$8,028	$139	$—	$101,265
Aerospace & Defense	17,300	5,118	26	—	22,444
Industrials	9,794	6,506	333	—	16,633
Power generation & Transmission	8,378	1,997	678	—	11,053
Other Process Industries	11,641	3,754	14	—	15,409
Infrastructure, Research & Engineering	3,183	2,193	442	—	5,818
Petrochemical	3,584	55	—	—	3,639
Other	2,550	1,959	1,020	(2,759)	2,770
Total	$149,528	$29,610	$2,652	$(2,759)	$179,031

Three Months Ended June 30, 2021	Services	International	Products	Corp/Elim	Total
Oil & Gas	$85,831	$9,533	$212	$—	$95,576
Aerospace & Defense	12,779	4,127	29	—	16,935
Industrials	11,242	6,194	418	—	17,854
Power generation & Transmission	10,073	3,183	830	—	14,086
Other Process Industries	10,356	3,627	35	—	14,018
Infrastructure, Research & Engineering	5,174	3,254	825	—	9,253
Petrochemical	5,936	47	—	—	5,983
Other	3,586	1,986	854	(2,454)	3,972
Total	$144,977	$31,951	$3,203	$(2,454)	$177,677

Six Months Ended June 30, 2022	Services	International	Products	Corp/Elim	Total
Oil & Gas	$179,711	$15,600	$177	$—	$195,488
Aerospace & Defense	32,322	10,058	134	—	42,514
Industrials	18,801	12,034	835	—	31,670
Power generation & Transmission	12,200	4,559	1,523	—	18,282
Other Process Industries	21,934	7,272	15	—	29,221
Infrastructure, Research & Engineering	5,689	4,232	1,339	—	11,260
Petrochemical	6,629	133	—	—	6,762
Other	5,188	3,860	1,565	(5,117)	5,496
Total	$282,474	$57,748	$5,588	$(5,117)	$340,693

Six Months Ended June 30, 2021	Services	International	Products	Corp/Elim	Total
Oil & Gas	$165,051	$17,469	$268	$—	$182,788
Aerospace & Defense	24,602	8,444	64	—	33,110
Industrials	20,061	11,043	745	—	31,849
Power generation & Transmission	15,607	5,161	1,589	—	22,357
Other Process Industries	18,212	6,539	44	—	24,795
Infrastructure, Research & Engineering	8,343	7,010	1,969	—	17,322
Petrochemical	11,400	119	—	—	11,519
Other	5,999	3,814	1,512	(3,653)	7,672
Total	$269,275	$59,599	$6,191	$(3,653)	$331,412

Revenue by Oil & Gas Sub-category was as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Oil and Gas Revenue by sub-category
Upstream	$39,443	$36,205	$81,108	$70,131
Midstream	32,949	29,797	57,856	52,235
Downstream	28,873	29,574	56,524	60,422
Total	$101,265	$95,576	$195,488	$182,788

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Services:
Income from operations (GAAP)	$14,855	$18,358	$18,615	$22,906
Bad debt provision for troubled customers, net of recoveries	289	—	289	—
Reorganization and other costs	1	26	28	97
Legal settlement and insurance recoveries, net	—	—	(841)	1,650
Acquisition-related expense, net	—	545	45	788
Income from operations before special items (non-GAAP)	$15,145	$18,929	$18,136	$25,441
International:
Income from operations (GAAP)	$1,580	$1,809	$1,864	$989
Reorganization and other costs	(187)	30	(99)	126
Income from operations before special items (non-GAAP)	$1,393	$1,839	$1,765	$1,115
Products and Systems:
Income (loss) from operations (GAAP)	$(420)	$209	$(1,002)	$(372)
Reorganization and other costs	—	—	—	27
Income (loss) from operations (GAAP)	$(420)	$209	$(1,002)	$(345)
Corporate and Eliminations:
Loss from operations (GAAP)	$(6,439)	$(9,002)	$(14,600)	$(16,895)
Loss on debt modification	—	277	—	277
Legal settlement and insurance recoveries, net	(153)	—	(153)	(620)
Reorganization and other costs	6	—	6	—
Acquisition-related expense, net	13	—	18	34
Loss from operations before special items (non-GAAP)	$(6,573)	$(8,725)	$(14,729)	$(17,204)
Total Company:
Income from operations (GAAP)	$9,576	$11,374	$4,877	$6,628
Bad debt provision for troubled customers, net of recoveries	289	—	289	—
Reorganization and other costs	(180)	56	(65)	250
Loss on debt modification	—	277	—	277
Legal settlement and insurance recoveries, net	(153)	—	(994)	1,030
Acquisition-related expense, net	13	545	63	822
Income from operations before special items (non-GAAP)	$9,545	$12,252	$4,170	$9,007

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by (used in):
Operating activities	$13,208	$14,978	$7,809	$18,126
Investing activities	(3,762)	(6,142)	(6,499)	(10,318)
Financing activities	(9,379)	(13,405)	(5,056)	(12,970)
Effect of exchange rate changes on cash	(1,379)	334	(1,755)	(656)
Net change in cash and cash equivalents	$(1,312)	$(4,235)	$(5,501)	$(5,818)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net cash provided by operating activities (GAAP)	$13,208	$14,978	$7,809	$18,126
Less:
Purchases of property, plant and equipment	(3,631)	(6,185)	(6,692)	(10,188)
Purchases of intangible assets	(248)	(268)	(399)	(618)
Free cash flow (non-GAAP)	$9,329	$8,525	$718	$7,320

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	June 30, 2022	December 31, 2021

Current portion of long-term debt	$21,227	$20,162
Long-term debt, net of current portion	179,162	182,403
Total Gross Debt (GAAP)	200,389	202,565
Less: Cash and cash equivalents	(18,609)	(24,110)
Total Net Debt (non-GAAP)	$181,780	$178,455

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net Income (loss) (GAAP)	$4,666	$5,945	$(687)	$586
Less: Net income attributable to non-controlling interests, net of taxes	23	8	33	11
Net Income (loss) attributable to Mistras Group, Inc.	$4,643	$5,937	$(720)	$575
Interest expense	2,117	3,155	4,055	6,368
Provision (benefit) for income taxes	2,793	2,274	1,509	(326)
Depreciation and amortization	8,128	8,632	16,935	17,197
Share-based compensation expense	1,255	1,202	2,770	2,464
Acquisition-related expense	13	545	63	822
Reorganization and other related costs (benefit), net	(180)	56	(65)	250
Legal settlement and insurance recoveries, net	(153)	—	(994)	1,030
Loss on debt modification	—	277	—	277
Bad debt provision for troubled customers, net of recoveries	289	—	289	—
Foreign exchange (gain) loss	(597)	474	4	932
Adjusted EBITDA (non-GAAP)	$18,308	$22,552	$23,846	$29,589

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$4,643	$5,937	$(720)	$575
Special items	(31)	878	(707)	2,379
Tax impact on special items	24	(189)	180	(557)
Special items, net of tax	$(7)	$689	$(527)	$1,822
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$4,636	$6,626	$(1,247)	$2,397

Diluted EPS (GAAP)(1)	$0.15	$0.20	$(0.02)	$0.02
Special items, net of tax	0.00	0.02	(0.02)	0.06
Diluted EPS Excluding Special Items (non-GAAP)	$0.15	$0.22	$(0.04)	$0.08
_______________
(1) For the six months ended June 30, 2022, 1,412,073 shares related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.